Exhibit 99.1
Delek US Holdings Increases Regular Quarterly Dividend by $0.01 to $0.21 per share

BRENTWOOD, Tenn., November 1, 2022 -- Delek US Holdings, Inc. (the “Company” or “Delek US”) announced that its Board of Directors has approved a $0.01 per share increase in the regular dividend bringing the quarterly dividend to $0.21 per share that will be paid on December 2, 2022 to shareholders of record on November 18, 2022.

Avigal Soreq, President and Chief Executive Officer of Delek US, stated, "This demonstrates our commitment to returning cash to shareholders and reflects a positive outlook for the company into the future.”

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The convenience store retail business operates approximately 250 convenience stores in central and west Texas and New Mexico.

The logistics operations consist of Delek Logistics, LP (“Delek Logistics”). Delek US and its affiliates also own the general partner and an approximate 80 percent limited partner interest in Delek Logistics. Delek Logistics is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

Investor Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Public Affairs & ESG, 615-435-1407

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. Investors are cautioned that risks described in the Company’s filings with the United States Securities and Exchange Commission, among others, may affect these forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur or that the Company becomes aware of after the date hereof, except as required by applicable law or regulation.